Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS
THOUSAND OAKS, Calif. (July 28, 2020) - Amgen (NASDAQ:AMGN) today announced financial results for the second quarter of 2020.
Key results include:
•Despite the impact of the COVID-19 pandemic, total revenues increased 6% to $6.2 billion in comparison to the second quarter of 2019, driven by higher unit demand, offset partially by lower net selling prices.
◦Product sales increased 6% globally, driven by 13% volume growth across a number of our newer products, including Otezla® (apremilast), MVASI® (bevacizumab-awwb), KANJINTI® (trastuzumab-anns), EVENITY® (romosozumab-aqqg) and Repatha® (evolocumab), offset partially by declines in select products from the impact of COVID-19 and biosimilar and generic competition.
•GAAP earnings per share (EPS) decreased 15% to $3.05 driven primarily by the amortization of costs associated with our November 2019 acquisition of Otezla, offset partially by increased revenues. Of note, this is the first period to include our share of BeiGene's net loss under the equity method of accounting.
◦GAAP operating income decreased 13% to $2.3 billion and GAAP operating margin decreased 8.7 percentage points to 39.3%, driven primarily by the amortization of intangible assets from our Otezla acquisition.
•Non-GAAP EPS increased 7% to $4.25 driven by increased revenues and fewer weighted-average shares outstanding while also taking into account our share of BeiGene's net loss for the previous quarter as noted above.
◦Non-GAAP operating income increased 9% to $3.2 billion and non-GAAP operating margin increased 1.7 percentage points to 55.0%.
•The Company generated $2.7 billion of free cash flow in the second quarter versus $1.3 billion in the second quarter of 2019, an increase driven primarily by the timing of tax payments.
•2020 total revenues guidance reaffirmed at $25.0-$25.6 billion; EPS guidance revised to $10.73-$11.43 on a GAAP basis and revised to $15.10-$15.75 on a non-GAAP basis.

“As our strong results demonstrate, we continue to reliably supply patients as we navigate the COVID-19 pandemic,” said Robert A. Bradway, chairman and chief executive officer. "We look forward to several significant pipeline updates in the second half of the year."

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

$Millions, except EPS, dividends paid per share and percentages	Q2'20	Q2'19	YOY Δ
Total Revenues	$6,206	$5,871	6%
GAAP Operating Income	$2,323	$2,678	(13%)
GAAP Net Income	$1,803	$2,179	(17%)
GAAP EPS	$3.05	$3.57	(15%)
Non-GAAP Operating Income	$3,247	$2,973	9%
Non-GAAP Net Income	$2,518	$2,423	4%
Non-GAAP EPS	$4.25	$3.97	7%
Dividends Paid Per Share	$1.60	$1.45	10%

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations.
Product Sales Performance
•Notwithstanding the effects of the pandemic, total product sales increased 6% for the second quarter of 2020 versus the second quarter of 2019 driven by 13% volume growth.
•COVID-19 impacts: The pandemic interrupted many physician-patient interactions, which led to delays in diagnosis and treatment with varying degrees of impact across our portfolio. Sales of negatively affected products fell most early in the second quarter with sales beginning to recover in the latter weeks of the quarter. As the quarter progressed, our teams increasingly responded to customer needs via remote interactions and also identified innovative solutions to support the delivery of patient care. Our medicines were reliably supplied to patients throughout the quarter.
•Prolia® (denosumab) sales decreased 6% year-over-year driven by lower unit demand as a result of fewer office visits by osteoporosis patients, a population that is generally older and more vulnerable to COVID-19. Our historical pattern of higher sales in the second quarter was accordingly disrupted, resulting in relatively flat quarter-over-quarter sales. During the month of April, 60% fewer patients in the U.S. were diagnosed with osteoporosis compared to a pre-COVID-19 baseline. In response to the concerns of patients and providers, we worked to identify alternate sites for Prolia administration and have since seen improved sales with many patients returning for therapy as well as increased new patient diagnoses.
•EVENITY generated $101 million of sales in the second quarter of 2020. Although COVID-19 impacted new patient starts in the U.S. this quarter, we saw a continuous increase in new prescribers. We remain focused on increasing the number of patients and ensuring they receive their full 12 months of therapy. While patient uptake remains strong, we anticipate a slowdown in reported sales in the third quarter as the first half of 2020 benefited from larger shipments to Astellas, our partner in Japan, to ensure they had appropriate inventory.

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

•Repatha sales increased 32% year-over-year driven by 69% volume growth, offset partially by lower net selling price. Sales declined 13% quarter-over-quarter driven by unfavorable changes to estimated sales deductions. Although new-to-brand prescriptions (NBRx) in the U.S. for the proprotein convertase subtilisin/kexin type 9 (PCSK9) segment were negatively impacted by COVID-19, Repatha maintained share leadership among new patients, exiting the quarter with approximately 80% share. Repatha's year-over-year net selling price declined as a result of additional contracting to improve Medicare Part D patient access and patient affordability. We expect net selling price to be relatively stable for the remainder of the year.
•Aimovig® (erenumab-aooe) sales increased 18% year-over-year driven by 45% volume growth, offset partially by lower net selling price as a result of additional contracting to expand patient access. Aimovig remains the segment leader within the preventative calcitonin gene-related peptide (CGRP) class with 48% share of total prescriptions (TRx) in the quarter. Although NBRx for the total CGRP segment were negatively impacted by COVID-19, Aimovig regained NBRx share leadership exiting the quarter with 41% share. We continue to see improvement in our conversion from free to paid prescriptions and expect net selling price to be relatively stable for the remainder of the year.
•Parsabiv® (etelcalcetide) sales increased 11% year-over-year driven by higher unit demand, offset partially by lower net selling price. As expected, on July 6, 2020, the Centers for Medicare & Medicaid Services (CMS) proposed a methodology to modify the end-stage renal disease (ESRD) Prospective Payment System (PPS) base rate to include calcimimetics in the ESRD PPS bundled payment in 2021. This proposal is subject to a public comment period and the Final Rule is expected in November 2020.
•Otezla was acquired in November 2019 and generated $561 million of sales in the second quarter of 2020, reflecting 14% growth year-over-year driven primarily by volume. U.S. Otezla TRx growth remained strong in the quarter. Although NBRx volumes were negatively impacted by COVID-19 early in the quarter, trends have improved since then. From a competitive standpoint, Otezla’s NBRx share of the psoriasis segment grew slightly in the quarter. Otezla provides a convenient oral option with an established safety profile and does not require lab monitoring, making it an attractive option during this COVID-19 period and for physicians practicing telemedicine.
•Enbrel® (etanercept) sales decreased 9% year-over-year driven by lower unit demand. Consistent with prior periods, Enbrel continued to lose share and the effects of such share loss were compounded by lower growth of the rheumatology segment due to COVID-19. Consistent with other agents within the class, Enbrel experienced a decline in new patients. Of note, earlier this month, the U.S. Court of Appeals for the Federal Circuit affirmed the judgment of the New Jersey District Court upholding the validity of the two patents that describe and claim Enbrel and methods for making it.
•AMGEVITA™ (adalimumab) generated $62 million of sales in the second quarter of 2020 and is the most prescribed adalimumab biosimilar in Europe for the fourth consecutive quarter. AMGEVITA sales declined 28% quarter-over-quarter driven by lower net selling prices and reductions in customer inventories following COVID-19-related stocking in the first quarter.
•KYPROLIS® (carfilzomib) sales decreased 5% year-over-year driven by lower unit demand. This decline was driven by reduced multiple myeloma patient visits to providers due to COVID-19.
•XGEVA® (denosumab) sales decreased 13% year-over-year driven by lower unit demand. This decline was driven by the impact of COVID-19, including a decrease in patient visits and recently revised treatment recommendations from the National Comprehensive Cancer Network (NCCN) in response to COVID-19 to prioritize primary cancer treatments over bone targeting agents.
•Vectibix® (panitumumab) sales were relatively flat year-over-year.

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

•Nplate® (romiplostim) sales decreased 4% year-over-year driven by unfavorable changes to estimated sales deductions. Volume growth slowed primarily as a result of fewer physician office visits due to COVID-19, and a loss of new patient starts to oral alternatives.
•BLINCYTO® (blinatumomab) sales increased 19% year-over-year driven by higher unit demand as we continue to see broader adoption in the community hospital setting.
•MVASI generated $172 million of sales in the second quarter of 2020, with a 39% exit share of the bevacizumab segment in the U.S. Going forward, we expect increased competition in the U.S. given the launch of a competing biosimilar earlier this year.
•KANJINTI generated $123 million of sales in the second quarter of 2020, with a 32% exit share of the trastuzumab segment in the U.S. The trastuzumab market has become increasingly competitive with the launches of four additional biosimilar products in the U.S. earlier this year.
•Neulasta® (pegfilgrastim) sales decreased 28% year-over-year driven by the impact of biosimilar competition on net selling price and unit demand. Unit volumes for the overall long-acting granulocyte colony-stimulating factors (G-CSFs) segment grew, supported by the NCCN guidelines, recently revised in response to COVID-19 recommending increased use of long-acting G-CSFs in intermediate risk febrile neutropenia cancer patients. Within the long-acting G-CSF segment, Neulasta Onpro® continues to be the preferred choice for physicians and patients and share increased to 58% this quarter. Onpro provides a unique value proposition during the pandemic as it allows patients to receive their G-CSF treatment without having to return to their doctor's office or other site of care for administration.
•NEUPOGEN® (filgrastim) sales decreased 35% year-over-year driven by the impact of competition on unit demand and unfavorable changes to estimated sales deductions.
•EPOGEN® (epoetin alfa) sales decreased 28% year-over-year driven by lower unit demand and lower net selling price from our existing contractual commitment with DaVita.
•Aranesp® (darbepoetin alfa) sales decreased 11% year-over-year driven by lower net selling price and the impact of competition on unit demand.
•Sensipar/Mimpara® (cinacalcet) sales decreased 34% year-over-year driven by the impact of generic competition on unit demand. Supplemental patent protection certificates for cinacalcet have now expired in major European markets and generic launches have begun. We expect ex-U.S. sales to continue to decline in the second half of 2020.

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q2'20			Q2'19	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$441	$218	$659	$698	(6%)
EVENITY®	40	61	101	28	*
Repatha®	115	85	200	152	32%
Aimovig®	98	—	98	83	18%
Parsabiv®	160	26	186	168	11%
Otezla®	464	97	561	—	*
Enbrel®	1,213	33	1,246	1,363	(9%)
AMGEVITA™	—	62	62	52	19%
KYPROLIS®	167	86	253	267	(5%)
XGEVA®	318	117	435	499	(13%)
Vectibix®	79	116	195	196	(1%)
Nplate®	107	86	193	201	(4%)
BLINCYTO®	56	37	93	78	19%
KANJINTI®	101	22	123	30	*
MVASI®	149	23	172	—	*
Neulasta®	520	73	593	824	(28%)
NEUPOGEN®	28	21	49	75	(35%)
EPOGEN®	161	—	161	223	(28%)
Aranesp®	156	231	387	436	(11%)
Sensipar®/Mimpara®	32	49	81	122	(34%)
Other**	23	37	60	79	(24%)
Total product sales	$4,428	$1,480	$5,908	$5,574	6%

* Change in excess of 100%
** Other includes GENSENTA, IMLYGIC®, Corlanor® and Bergamo.

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses increased 22% primarily driven by Otezla-related expenses, including the amortization of intangible assets, offset partially by the reduction in certain expenses as a result of COVID-19. Cost of Sales margin increased 7 percentage points driven by amortization expense related to the Otezla acquisition and the benefit of Hurricane Maria insurance proceeds in 2019, offset partially by lower manufacturing costs. Research & Development (R&D) expenses increased 4% driven by higher spend in support of our late-stage development programs, primarily AMG 510 (sotorasib) and our biosimilar programs, along with Otezla, offset partially by recoveries from our collaboration with BeiGene. Selling, General & Administrative (SG&A) expenses increased 3% primarily due to Otezla commercial and acquisition-related expenses, offset partially by COVID-19-related deceleration of certain expenses. Other expenses increased due to a legal settlement.
•Operating Margin decreased 8.7 percentage points to 39.3% driven primarily by the amortization of intangible assets from our Otezla acquisition.
•Tax Rate decreased 3.8 percentage points due primarily to net favorable items in the quarter, amortization related to the Otezla acquisition and changes in jurisdictional mix of earnings.

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

On a non-GAAP basis:
•Total Operating Expenses increased 2% driven by Otezla-related expenses, offset partially by the reduction in certain expenses as a result of COVID-19. Cost of Sales margin decreased 0.4 percentage points driven primarily by lower manufacturing costs, offset partially by an increase in royalties and the benefit of Hurricane Maria insurance proceeds in 2019. R&D expenses increased 3% driven by higher spend in support of our late-stage development programs, primarily AMG 510 (sotorasib) and our biosimilar programs, along with Otezla, offset partially by recoveries from our collaboration with BeiGene. SG&A expenses increased 1% due primarily to Otezla commercial related expenses, offset partially by COVID-19-related deceleration of certain expenses.
•Operating Margin increased 1.7 percentage points to 55.0%.
•Tax Rate decreased 1.6 percentage points due primarily to net favorable items in the quarter.

$Millions, except percentages	GAAP			Non-GAAP
	Q2'20	Q2'19	YOY Δ	Q2'20	Q2'19	YOY Δ
Cost of Sales	$1,488	$1,012	47%	$758	$736	3%
% of product sales	25.2%	18.2%	7 pts.	12.8%	13.2%	(0.4) pts.
Research & Development	$964	$924	4%	$936	$906	3%
% of product sales	16.3%	16.6%	(0.3) pts.	15.8%	16.3%	(0.5) pts.
Selling, General & Administrative	$1,295	$1,260	3%	$1,265	$1,256	1%
% of product sales	21.9%	22.6%	(0.7) pts.	21.4%	22.5%	(1.1) pts.
Other	$136	$(3)	*	$—	$—	—%
Total Operating Expenses	$3,883	$3,193	22%	$2,959	$2,898	2%

Operating Margin
operating income as % of product sales	39.3%	48.0%	(8.7) pts.	55.0%	53.3%	1.7 pts.

Tax Rate	11.2%	15.0%	(3.8) pts.	13.7%	15.3%	(1.6) pts.

* Change in excess of 100%
pts: percentage points

Cash Flow and Balance Sheet
•The Company generated $2.7 billion of free cash flow in the second quarter of 2020 versus $1.3 billion in the second quarter of 2019, driven primarily by the timing of tax payments.
•The Company’s second quarter 2020 dividend of $1.60 per share was declared on March 4, 2020, and was paid on June 8, 2020, to all stockholders of record as of May 18, 2020, representing a 10% increase from 2019.
•During the second quarter, the Company repurchased 2.6 million shares of common stock at a total cost of $591 million. At the end of the second quarter, the Company had $4.9 billion remaining under its stock repurchase authorization.
•Cash and investments totaled $11.4 billion as of June 30, 2020, a decrease of $10.3 billion from the quarter ended June 30, 2019. This decrease was primarily due to the Otezla and BeiGene transactions, as well as cash returned to shareholders in the form of share repurchases and dividends, offset partially by free cash flow generated during the period and net proceeds from debt issuances.
•Additionally, the Company issued $4 billion of long-term debt in May for general corporate purposes, including enhancing our working capital position, given favorable market conditions.

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Debt outstanding at the end of the quarter totaled $34.2 billion with a weighted-average interest rate of 3.5% and an average maturity of 14 years.

$Billions, except shares	Q2'20	Q2'19	YOY Δ
Operating Cash Flow	$2.8	$1.4	$1.4
Capital Expenditures	0.2	0.1	0.0
Free Cash Flow	2.7	1.3	1.4
Dividends Paid	0.9	0.9	0.0
Share Repurchases	0.6	2.3	(1.8)
Average Diluted Shares (millions)	592	610	(18)

Cash and Investments	11.4	21.8	(10.3)
Debt Outstanding	34.2	30.6	3.6
Stockholders' Equity	10.7	10.8	(0.1)

Note: Numbers may not add due to rounding

2020 Guidance
For the full year 2020, the Company now expects:
•Total revenues in the range of $25.0 billion to $25.6 billion, unchanged from previous guidance.
•On a GAAP basis, EPS in the range of $10.73 to $11.43 and a tax rate in the range of 10.5% to 11.5%.
◦Previously, the Company expected GAAP EPS in the range of $10.65 to $11.45 and a tax rate in the range of 10.5% to 11.5%.
•On a non-GAAP basis, EPS in the range of $15.10 to $15.75 and a tax rate in the range of 13.5% to 14.5%.
◦Previously, the Company expected non-GAAP EPS in the range of $14.85 to $15.60 and a tax rate in the range of 13.5% to 14.5%.
•Capital expenditures to be approximately $600 million.
•Quarterly dividend maintained at $1.60 per share.
•Share repurchases will be executed opportunistically resulting in an amount at the lower end of our previous guidance of $3 billion to $5 billion.

Second Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:
AMG 510 (sotorasib)
•The Company continues to expect initial data from a potentially pivotal Phase 2 monotherapy study in patients with advanced non-small cell lung cancer (NSCLC) in H2 2020.
•The Phase 3 CodeBreaK 200 study comparing sotorasib to docetaxel is enrolling patients with advanced NSCLC.
•6 Phase 1 combination cohorts are enrolling patients.

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Bispecific Programs
•The Company expects initial data from Phase 1 dose escalation studies of the following half-life extended BiTE® constructs in H2 2020:
◦AMG 160 targeting PSMA (prostate specific membrane antigen) for prostate cancer
◦AMG 701 targeting BCMA (B-cell maturation antigen) for multiple myeloma
◦AMG 757 targeting DLL3 (delta-like ligand 3) for small cell lung cancer
•Phase 1 development of AMG 424, a CD38-CD3 XmAb® antibody has been stopped, with rights reverting to Xencor.
Otezla
•In May, the Phase 3 ADVANCE study in patients with mild to moderate psoriasis met its primary endpoint and all secondary endpoints at week 16.
•Otezla is being investigated as a potential immunomodulatory treatment in patients hospitalized with SARS-CoV-2 infections in multiple COVID-19 platform trials.
Tezepelumab
•The Company continues to expect data from the Phase 3 NAVIGATOR study in patients with severe uncontrolled asthma in late 2020.
•A Phase 2 atopic dermatitis study was stopped based on efficacy data that did not support continuation of the study. No new safety findings were observed and there is no impact to the ongoing studies in chronic obstructive pulmonary disease and asthma.
AMG 592
•Phase 1b/2 clinical studies in systemic lupus erythematosus and chronic graft versus host disease are enrolling patients.
•A Phase 1b study in rheumatoid arthritis (RA) was stopped due to insufficient benefit-risk for the use with standard of care therapy in active RA patients.
Omecamtiv mecarbil
•The Company continues to expect data from the Phase 3 GALACTIC-HF study in Q4 2020.
•In May, the U.S. Food and Drug Administration granted Fast Track designation for omecamtiv mecarbil for the treatment of chronic heart failure with reduced ejection fraction.
AMG 890
•A Phase 2 study in patients with cardiovascular disease has commenced for AMG 890, a small interfering RNA molecule that lowers lipoprotein(a).
COVID-19 Therapeutics
•The Company is pursuing the development of therapeutic antibodies that may be complementary with antibodies directed against the receptor binding domain of the SARS-CoV-2 spike protein. In addition, the Company has the option to review and potentially pursue antibody candidates identified by Adaptive Biotechnologies.

Tezepelumab is being developed in collaboration with AstraZeneca
Omecamtiv mecarbil is being developed under a collaboration between Amgen and Cytokinetics, with funding and strategic support from Servier

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the second quarters of 2020 and 2019, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2020 EPS and tax rate guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the second quarters of 2020 and 2019. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company, including Adaptive Biotechnologies (including statements regarding such collaboration’s, or our own, ability to discover and develop fully-human neutralizing antibodies targeting SARS-CoV-2 to potentially prevent or treat COVID-19), BeiGene, Ltd., or the Otezla acquisition, including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion, as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, outcomes, progress, or effects relating to studies of Otezla as a potential treatment for COVID-19, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

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CONTACT: Amgen, Thousand Oaks
Trish Hawkins, 805-447-5631 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues:
Product sales	$5,908	$5,574	$11,802	$10,860
Other revenues	298	297	565	568
Total revenues	6,206	5,871	12,367	11,428

Operating expenses:
Cost of sales	1,488	1,012	3,001	2,067
Research and development	964	924	1,916	1,803
Selling, general and administrative	1,295	1,260	2,611	2,414
Other	136	(3)	161	(6)
Total operating expenses	3,883	3,193	7,689	6,278

Operating income	2,323	2,678	4,678	5,150

Interest expense, net	296	332	642	675
Interest and other income, net	3	218	14	403

Income before income taxes	2,030	2,564	4,050	4,878

Provision for income taxes	227	385	422	707

Net income	$1,803	$2,179	$3,628	$4,171

Earnings per share:
Basic	$3.07	$3.59	$6.16	$6.78
Diluted	$3.05	$3.57	$6.12	$6.75

Weighted-average shares used in calculation of earnings per share:
Basic	588	607	589	615
Diluted	592	610	593	618

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$11,421	$8,911
Trade receivables, net	5,366	4,057
Inventories	3,840	3,584
Other current assets	2,268	1,888
Total current assets	22,895	18,440

Property, plant and equipment, net	4,843	4,928
Intangible assets, net	17,948	19,413
Goodwill	14,678	14,703
Other assets	4,647	2,223
Total assets	$65,011	$59,707

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,432	$9,882
Current portion of long-term debt	91	2,953
Total current liabilities	10,523	12,835

Long-term debt	34,133	26,950
Long-term deferred tax liabilities	259	606
Long-term tax liabilities	7,556	8,037
Other noncurrent liabilities	1,881	1,606
Total stockholders’ equity	10,659	9,673
Total liabilities and stockholders’ equity	$65,011	$59,707

Shares outstanding	586	591

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
GAAP cost of sales	$1,488	$1,012	$3,001	$2,067
Adjustments to cost of sales:
Acquisition-related expenses (a)	(730)	(276)	(1,472)	(552)
Total adjustments to cost of sales	(730)	(276)	(1,472)	(552)
Non-GAAP cost of sales	$758	$736	$1,529	$1,515

GAAP cost of sales as a percentage of product sales	25.2%	18.2%	25.4%	19.0%
Acquisition-related expenses (a)	-12.4	-5.0	-12.4	-5.0
Non-GAAP cost of sales as a percentage of product sales	12.8%	13.2%	13.0%	14.0%

GAAP research and development expenses	$964	$924	$1,916	$1,803
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(28)	(18)	(53)	(38)
Total adjustments to research and development expenses	(28)	(18)	(53)	(38)
Non-GAAP research and development expenses	$936	$906	$1,863	$1,765

GAAP research and development expenses as a percentage of product sales	16.3%	16.6%	16.2%	16.6%
Acquisition-related expenses (a)	-0.5	-0.3	-0.4	-0.3
Non-GAAP research and development expenses as a percentage of product sales	15.8%	16.3%	15.8%	16.3%

GAAP selling, general and administrative expenses	$1,295	$1,260	$2,611	$2,414
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(30)	(5)	(59)	(9)
Certain net charges pursuant to our restructuring initiatives	—	1	—	—
Total adjustments to selling, general and administrative expenses	(30)	(4)	(59)	(9)
Non-GAAP selling, general and administrative expenses	$1,265	$1,256	$2,552	$2,405

GAAP selling, general and administrative expenses as a percentage of product sales	21.9%	22.6%	22.1%	22.2%
Acquisition-related expenses (a)	-0.5	-0.1	-0.5	-0.1
Certain net charges pursuant to our restructuring initiatives	0.0	0.0	0.0	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	21.4%	22.5%	21.6%	22.1%

GAAP operating expenses	$3,883	$3,193	$7,689	$6,278
Adjustments to operating expenses:
Adjustments to cost of sales	(730)	(276)	(1,472)	(552)
Adjustments to research and development expenses	(28)	(18)	(53)	(38)
Adjustments to selling, general and administrative expenses	(30)	(4)	(59)	(9)
Certain net charges pursuant to our restructuring initiatives	2	1	4	2
Certain other expenses (b)	(138)	2	(165)	4
Total adjustments to operating expenses	(924)	(295)	(1,745)	(593)
Non-GAAP operating expenses	$2,959	$2,898	$5,944	$5,685

GAAP operating income	$2,323	$2,678	$4,678	$5,150
Adjustments to operating expenses	924	295	1,745	593
Non-GAAP operating income	$3,247	$2,973	$6,423	$5,743

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
GAAP operating income as a percentage of product sales	39.3%	48.0%	39.6%	47.4%
Adjustments to cost of sales	12.4	5.0	12.5	5.0
Adjustments to research and development expenses	0.5	0.3	0.4	0.3
Adjustments to selling, general and administrative expenses	0.5	0.1	0.5	0.1
Certain net charges pursuant to our restructuring initiatives	0.0	0.0	0.0	0.0
Certain other expenses (b)	2.3	-0.1	1.4	0.1
Non-GAAP operating income as a percentage of product sales	55.0%	53.3%	54.4%	52.9%

GAAP interest and other income, net	$3	$218	$14	$403
Adjustments to interest and other income, net (c)	(36)	—	(36)	—
Non-GAAP interest and other income, net	$(33)	$218	$(22)	$403

GAAP income before income taxes	$2,030	$2,564	$4,050	$4,878
Adjustments to operating expenses	924	295	1,745	593
Adjustments to other income	(36)	—	(36)	—
Non-GAAP income before income taxes	$2,918	$2,859	$5,759	$5,471

GAAP provision for income taxes	$227	$385	$422	$707
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	164	70	335	138
Other income tax adjustments (e)	9	(19)	8	(27)
Total adjustments to provision for income taxes	173	51	343	111
Non-GAAP provision for income taxes	$400	$436	$765	$818

GAAP tax as a percentage of income before taxes	11.2%	15.0%	10.4%	14.5%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	2.2	0.9	2.7	1.0
Other income tax adjustments (e)	0.3	-0.6	0.2	-0.5
Total adjustments to provision for income taxes	2.5	0.3	2.9	0.5
Non-GAAP tax as a percentage of income before taxes	13.7%	15.3%	13.3%	15.0%

GAAP net income	$1,803	$2,179	$3,628	$4,171
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	724	225	1,374	455
Other income tax adjustments (e)	(9)	19	(8)	27
Total adjustments to net income	715	244	1,366	482
Non-GAAP net income	$2,518	$2,423	$4,994	$4,653

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended June 30, 2020		Three months ended June 30, 2019
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,803	$2,518	$2,179	$2,423

Weighted-average shares for diluted EPS	592	592	610	610

Diluted EPS	$3.05	$4.25	$3.57	$3.97

	Six months ended June 30, 2020		Six months ended June 30, 2019
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$3,628	$4,994	$4,171	$4,653

Weighted-average shares for diluted EPS	593	593	618	618

Diluted EPS	$6.12	$8.42	$6.75	$7.53

(a)	The adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(b)	For the three months ended June 30, 2020 the adjustment related primarily to legal settlement expenses. For the six months ended June 30, 2020 the adjustment related primarily to legal settlement expenses and an impairment charge associated with an in-process research and development asset.

(c)	For the six months ended June 30, 2020 the adjustment related primarily to a gain from legal judgment proceeds offset partially by amortization of the basis difference from our BeiGene equity method investment.

(d)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and six months ended June 30, 2020, were 18.5% and 19.6%, compared with 23.7% and 23.3% for the corresponding periods of the prior year.

(e)	The adjustments related to certain acquisition items and prior period items excluded from GAAP earnings.

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$2,842	$1,414	$4,976	$3,259
Net cash (used in) provided by investing activities	(2,159)	2,745	(2,389)	6,300
Net cash provided by (used in) financing activities	775	(5,992)	521	(10,979)
Increase (decrease) in cash and cash equivalents	1,458	(1,833)	3,108	(1,420)
Cash and cash equivalents at beginning of period	7,687	7,358	6,037	6,945
Cash and cash equivalents at end of period	$9,145	$5,525	$9,145	$5,525

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$2,842	$1,414	$4,976	$3,259
Capital expenditures	(158)	(144)	(300)	(260)
Free cash flow	$2,684	$1,270	$4,676	$2,999

AMGEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2020
(Unaudited)

GAAP diluted EPS guidance	$10.73	—	$11.43
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	4.24	—	4.29
Net legal proceedings		0.08
Non-GAAP diluted EPS guidance	$15.10	—	$15.75

* The known adjustments are presented net of their related tax impact, which amount to approximately $1.07 - $1.08 per share.

(a) The adjustments relate primarily to noncash amortization of intangible assets acquired in business acquisitions.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation and changes in the fair value or our contingent consideration.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2020
(Unaudited)

GAAP tax rate guidance	10.5%	—	11.5%
Tax rate of known adjustments discussed above		3.0%
Non-GAAP diluted EPS guidance	13.5%	—	14.5%